Mail Stop 3561

 							January 4, 2006

Mr. Flavio Decat de Moura
Chief Financial and Investor Relations Officer
Companhia Energetica de Minas Gerais-CEMIG
Avenida Barbacena, 1200
30190-131 Belo Horizonte
Minas Gerais, Brazil

	Re:	Companhia Energetica de Minas Gerais-CEMIG
		Form 20-F for Fiscal Year Ended December 31, 2004
		Filed May 25, 2005
		File No. 1-15224

Dear Mr. Decat de Moura:

	We have completed our review of your Form 20-F and related filings and have no further comments at this time.

								Sincerely,


								George F. Ohsiek, Jr.
      Branch Chief